                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

          This Employment Agreement ("Agreement") is made, effective the 1st day of July, 2005 (the "Effective Date"), by and between Bayou City Exploration, Inc. ("Company"), duly organized and existing under the laws of the State of Nevada, having a usual place of business located at 10777 Westheimer, Houston, Texas 77042, and Norman G. Haisler, Jr. ("Employee"), whose residential address is 22206 Treesdale Lane, Katy, Texas 77450.

                                   WITNESSETH:

          WHEREAS, the Company is engaged in the exploration for and production of oil and gas (the "Business of the Company" or the "Business" hereinafter); and

          WHEREAS, the Company wishes to engage the employment services of Employee upon and subject to the terms, provisions, and conditions set forth in this Agreement, including without limitation the covenants in Sections 8 and 9; and

          WHEREAS, Employee wishes to become employed by and with the Company upon and subject to the terms, provisions, and conditions set forth in this Agreement and acknowledges that such employment is contingent upon the execution of this Agreement and/or that Employee was advised at the inception of Employee's employment that Employee would be required to execute this Agreement and that Employee's employment would be contingent upon the execution of this Agreement;

          NOW, THEREFORE, in consideration of the premises set forth above and the mutual exchange of other good and valuable consideration by and between the parties, as described in further detail below (including, without limitation, the Company's agreement to employ Employee and the advantages and benefits thereby inuring to Employee), the sufficiency of which is hereby acknowledged, the Company and Employee do hereby agree, covenant, and contract as follows:

     1. TERM OF AGREEMENT. Employee's employment under this Agreement shall commence on the Effective Date of this Agreement and shall continue for a term of 12 months unless sooner terminated by the Company, as hereinafter provided. Notwithstanding the foregoing, Employee's employment under this Agreement shall be extended automatically for successive 12-month terms unless, at least 60 days prior to the then-scheduled expiration date, either party provides written notice to the other that such party elects not to so extend Employee's employment under this Agreement. Should the Company provide notice of its intention not to extend Employee's employment under this Agreement less than 60 days prior to the then-scheduled expiration date, Employee's employment under this Agreement shall not automatically renew; however, the Company shall continue to pay Employee's base salary for the entire 60-day period following its notice. At the Company's request, Employee shall remain employed pursuant to the terms of this Agreement for an additional period of up to 60 days after the expiration of a term of employment if the Company makes such request more than 15 days prior to the expiration of such term. Employee's covenants in Sections 8, 9, and 13 of this Agreement shall survive the termination of Employee's employment, regardless of the reason for such termination, or either party's compliance with the notice provisions of this Section 1.

     2. DUTIES OF EMPLOYEE. Employee shall perform all the duties that are from time to time required of him by the Company faithfully, industriously, and, to the best of his ability, experience, skill, and talents. Employee's performance of the duties assigned to him by the Company shall be to the reasonable satisfaction of the Company. Employee shall at all times conduct himself in accordance with the Company's Employee Manual, such other statements of Company policy as may be in effect from time to time, and the standards of conduct customarily applicable to a person employed in Employee's capacity. Employee expressly agrees that any failure to conduct himself in accordance with these manuals, policies, and standards shall constitute a material breach relieving the Company of any further performance under this Agreement. Employee shall promptly report to the President of the Company any contacts, whether by telephone, e-mail, in-person visit or otherwise, with a person engaged in the Business of the Company, or acting on behalf of a person engaged in the Business, if all or any portion of such contact relates to the possibility of Employee working for such person.

          Employee will assume the title, position and responsibilities of Senior Vice President, Chief Financial Officer and will direct and manage all activities normally associated with the position. As such, Employee is entitled to all benefits provided by the Company for this position. So long as Employee remains employed under this Agreement, as a part of Employee's duties set forth in the Agreement, and not by way of limitation, Employee shall perform the ongoing duties typical of a Chief Financial Officer in the oil and gas exploration and production industry with respect to any and all business of the Company.

     3. COMPENSATION. The Company agrees to compensate Employee at the rates and upon the terms, provisions, and conditions set forth on Schedule A, entitled "Compensation," a copy of which is attached to and made a part of this Agreement.

     4. OTHER EMPLOYMENT. Employee agrees that, while employed by the Company, he will devote all of his working time, attention, knowledge, and skills solely to the business and interest of the Company and that the Company shall be entitled to all of the benefits, profits, or other results arising from or incidental to all work, services, and advice of Employee. Employee further agrees that, during the course of his employment with the Company, he will not have an interest in or be associated with, affiliated with, employed by, or in any manner whatsoever engaged in any business, enterprise, or endeavor similar to, or in or potentially in direct or indirect competition with, the Business of the Company; provided, however, that nothing in this Section 4 shall be deemed to prevent or limit Employee's right to invest any of his funds in up to three percent of the outstanding stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange. Company acknowledges that Employee may presently own working and/or other types of interest in oil and gas wells and such interests shall not be affected in any way by this provision.

     5. BENEFICIAL RECOMMENDATIONS. Employee shall make all suggestions and recommendations that will be of benefit to the operations and business of the Company.

     6. EMPLOYEE ACKNOWLEDGMENTS. Employee acknowledges that (A) in the course of his employment under this Agreement, the Company will introduce Employee to various of the Company's customers and clients whose identities are confidential, and that by virtue of his employment, Employee will be placed in a position of confidence and trust with respect to such customers and clients, and Employee will generate and have access to Confidential Information (as hereinafter defined) of the Company; (B) the nature and period of the restrictions imposed by the covenants contained in Sections 8 and 9 of this Agreement are fair, reasonable, and necessary to protect and preserve for the Company the benefits of Employee's services under this Agreement; and (C) the Company would sustain great and irreparable loss and damage if Employee in any manner were to breach any of such covenants.

     7. CONFIDENTIAL INFORMATION. "CONFIDENTIAL INFORMATION" as used in this Agreement shall mean any information which relates to the Company, its business, its suppliers, customers, or clients or the business, suppliers, customers, or clients of its affiliates, which is not generally known by persons not employed by the Company and which Employee has learned as a consequence of or during Employee's employment with the Company, including but not limited to prospect information and data, seismic data, financial information, strategic plans and forecasts, marketing plans and forecasts, customer and client lists and data, customer and client identities, customer and client contacts, prospective customer and client lists and data, and any other information relating to the Company (whether constituting a trade secret or proprietary information or otherwise) which has value to the Company and is treated by the Company as being confidential.

     8. TRADE SECRETS AND CONFIDENTIAL INFORMATION. Having made the acknowledgments contained in Section 6 of this Agreement, Employee covenants and agrees with the Company that he will not, directly or indirectly, both during his employment and after the termination of his employment for any reason, disclose to any person or use or otherwise exploit for his own benefit or for the benefit of any other person or entity any Confidential Information which was disclosed to him or came within his knowledge during his employment with the Company; provided, however, that this Section 8 shall not limit in any manner the protection of the Company's trade secrets otherwise afforded by law. The Company agrees to provide Employee with, and to allow Employee to have access to, Confidential Information as reasonably required for Employee to perform his job duties, as determined by the Company in its sole judgment.

     9. SOLICITATION OF, AND DOING BUSINESS WITH, CUSTOMERS.

          (A) Having made the acknowledgments contained in Section 6 of this Agreement, Employee covenants and agrees with the Company that he will not, directly or indirectly, during his employment and through the period ending 2 year(s) after the termination of his employment for any reason, actually or attempt to solicit, divert, or appropriate to any person or entity in the business of oil and/or gas exploration and production, on his own behalf or in the service of or on behalf of any other person or entity, the business of any person that was a customer or client or prospective customer or client of the Company to whom Employee was introduced by the Company, or with whom Employee otherwise had contact by virtue of having access to Confidential Information regarding such customer or client or prospective customer or client, or whose identity Employee otherwise learned, in the course of his employment ("RESTRICTED CLIENT(S)" hereinafter). Employee further covenants and agrees with the Company that he will not, directly or indirectly, during his employment and through the period ending 2 year(s) after the termination of his employment for any reason, transact or do any business regarding or related to oil and/or gas exploration and production with any Restricted Client.

          (B) "Customer" and "client" for purposes of Section 7 of this Agreement and this Section 9 shall mean investment bankers, broker-dealers, and/or passive investors in oil and gas exploration and production ventures that invest in such venture solely by investing monies or funds. The parties agree that excluded from such definition shall be oil and gas exploration companies
(i) that are actively engaged, beyond just investment of monies, in the drilling of oil and/or gas wells, and (ii) are commonly recognized and known in the oil and gas exploration and production industry as companies that are actively engaged in oil and gas exploration and production.

     10. ENFORCEMENT OF RESTRICTIVE COVENANTS.

          (A) Employee acknowledges that his breach of any covenant contained in Sections 8 or 9 of this Agreement will result in irreparable injury to the Company and that the Company's remedy at law for such breach will be inadequate. Accordingly, Employee agrees and consents that the Company, in addition to all other remedies available at law and in equity, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained therein.

          (B) Each covenant contained in this Agreement shall be construed as separate and independent of any other covenant or provision of this Agreement, and the existence or assertion of any claim, demand, action, or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants contained in Sections 8 or 9 of this Agreement. In the event that the provisions of Sections 8 or 9 of this Agreement should ever be deemed to exceed the time, scope, or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, scope, and geographic limitations permitted by such law. In the event the Company is required to enforce any of its rights under this Agreement, the Company shall be entitled to recover from Employee its attorney's fees, court costs, and other expenses in connection therewith.

          (C) Notwithstanding anything else in this Agreement, the covenants contained in Sections 8 and 9 shall survive the expiration or termination of Employee's employment or of this Agreement.

          (D) In the event of a violation by Employee of any covenant contained in Sections 8 or 9 of this Agreement, in calculating the term of the violated covenant(s), any period(s) of time required for litigation to enforce the violated covenant(s) shall not be included so that the Company shall enjoy, for 2 year(s), the full benefit of such covenant(s) without violation by Employee.

          (E) Employee shall present a copy of this Agreement to any prospective new employer but may redact and/or withhold Schedule A ("Compensation").

     11. TERMINATION BY COMPANY.

          (A) Employee's employment hereunder (1) shall be terminated by his death and, in accordance with applicable law, may be terminated by Employee's total disability and (2) may be terminated by the Company at any time for "cause" (as hereinafter defined). In the event of any such termination of employment, Employee shall be paid his base salary through the date of death, disability, or termination for cause, as the case may be, and shall not be entitled to receive any further compensation or benefits, and, in particular, shall not receive any severance pay. Employee's employment may be terminated for cause, effective immediately, upon the giving of written notice to Employee by the Company's President or the President's designee.

          Employee's employment hereunder may be terminated by the Company without cause for any or no reason upon the giving of 30 days' written notice to Employee by the Company's President or the President's designee. In the event of any such termination of employment, Employee shall be paid his base salary for such 30-day period, and no other compensation or benefits; however, if such termination occurs during the initial 12-month term of Employee's employment under this Agreement, Employee shall thereafter be paid his base salary for the remainder of such initial 12-month term, if any, in accordance with the Company's regular payroll practices, and no other compensation or benefits. In the event of a violation by Employee of any covenant contained in Sections 8 or 9 of this Agreement, however, the Company shall make no further payments to Employee, and Employee shall not be entitled to any further compensation from the Company. For purposes of the covenants contained in Sections 8 or 9, Employee's employment shall be deemed to terminate on the date of the last payment received from the Company as set forth above.

          (C) Whenever used herein,

               (1) "total disability" shall mean the failure or inability of Employee to perform substantially all of his duties of employment as required hereunder for a total of 90 days (whether consecutive or not) due to any physical or mental disorder; and

               (2) "cause" shall mean: (a) any willful or material breach or violation of any of Employee's covenants, duties, or obligations under this Agreement (including without limitation Employee's resignation), or willful or material neglect of or failure or refusal to perform any of such covenants, duties, or obligations; (b) any willful or material misconduct, including, without limitation, misconduct involving fraud or dishonesty in the performance of Employee's covenants, duties, or obligations under this Agreement or conduct which is deemed, in the sole judgment of the Company, to be injurious to the Company; (c) Employee's engagement in the illegal use of drugs; (d) the commission by Employee of a crime; or (e) any willful violation or refusal to obey the lawful directives or reasonable instructions of the Company's President or the President's designee.

     12. DUTIES UPON TERMINATION. Upon termination of Employee's employment for any reason, Employee shall promptly return to the Company any and all records, files, notes, memoranda, reports, tape recordings, computer programs, disks, cassettes, copies, and other physical or virtual representations of any information relating to the Company or its affiliates whether or not constituting Confidential Information. Employee hereby acknowledges that any and all such items are and shall remain at all times the sole property of the Company.

     13. INVENTIONS AND DISCOVERIES. During Employee's employment and for a period of one year after the termination of Employee's employment for any reason, any and all articles and processes invented or discovered by or with the participation of Employee (whether or not patented or patentable), trademarks, patents, designs, and theories of production, management, operations, and marketing, and, in general, anything of value received or created by Employee, relating to the Company or the Business of the Company or to any of its affiliates, or the business of its affiliates, and all rights of every kind and nature whatsoever thereunder are and shall immediately be and become the property of the Company and not of Employee. Employee shall promptly notify the President of the Company of all such items and shall assign, transfer, and deliver to the Company all patents, copyrights, royalties, designs, copy, and theories and any and all rights and interests whatsoever thereto and thereunder, without further compensation, immediately upon the request of the President.

     14. MODIFICATION. Except as otherwise provided herein, no waiver or modification of this Agreement or of any covenant, condition, or limitation contained in this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence in any proceedings, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing and duly executed. The parties further agree that the provisions of this Section 14 may not be waived except as set forth in this Section. No delay or failure by the Company in exercising any of its rights, remedies, powers, or privileges under this Agreement, at law or in equity, and no course of dealing between the Company and Employee or any other person, shall be deemed to be a waiver by the Company of any such rights, remedies, powers, or privileges, even if such delay or failure is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise thereof by the Company or the exercise of any other right, remedy, power, or privilege by the Company.

     15. COMPLIANCE WITH OTHER AGREEMENTS. In the performance of Employee's duties hereunder, Employee shall not disclose or use any confidential information obtained by or disclosed to Employee during the course and scope of Employee's employment with any other employer.

     16. INDEMNIFICATION. Employee warrants and represents to the Company that he is not a party to any existing written employment agreements, including without limitation any employment-related noncompetition and/or nondisclosure agreements. Employee hereby indemnifies and holds harmless the Company from and against any and all costs, expenses, or liabilities of whatever name, nature, or description, including but not limited to reasonable attorney's fees and costs, arising from the Company's employment of Employee in reliance on this representation by Employee.

     17. SEVERABILITY. Every portion of this Agreement is intended to be severable. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law. However, with the exception of the provisions of Sections 8 or 9 of this Agreement, if any provision shall be determined by a court or other tribunal of competent jurisdiction to be prohibited by or invalid under such law, such provision shall be deemed severed herefrom and shall be unenforceable to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. The provisions of Sections 8 or 9 of this Agreement shall be reformed, if necessary, in accordance with applicable law.

     18. COLLATERAL AGREEMENTS. This Agreement and the most recently executed Schedule A attached to it set forth the entire agreement and understanding of the parties concerning their employment relationship as of the Effective Date of this Agreement and the effective date stated on such Schedule, and supersede all other agreements between the parties regarding their employment relationship. The parties stipulate that neither has made any representations with respect to the subject matter of this Agreement except those representations specifically set forth in this Agreement and the incorporated Schedule. The parties acknowledge that any payments or representations that may have been made by either of them prior to the Effective Date of this Agreement, but which are not set forth or contained herein, are of no force and effect and neither party has relied on any such payments or representations in entering into this Agreement.

     19. CHOICE OF LAW AND ASSIGNMENT. This Agreement, which may be executed in multiple original copies, shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles. Claims arising out of or requiring the interpretation of this Agreement shall be brought and litigated in the courts located within Harris County, Texas, and Employee unconditionally consents and submits to the jurisdiction of such courts. Employee acknowledges that the services to be rendered by him under this Agreement are unique and personal. Accordingly, Employee shall not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement, including those rights which survive the expiration or termination of Employee's employment or of this Agreement, may be assigned or delegated by the Company to any subsidiary, affiliate, or successor of the Company, and, in that event, shall inure to the benefit of and be enforceable by any such assignee or delegate.

     20. NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (i) in person, (ii) by regular mail, certified or registered, return receipt requested, postage prepaid, or (iii) by expedited delivery service with proof of delivery, to the parties at the addresses set forth below their respective names on the signature page hereto (or at such other addresses as shall be specified by the parties by like notice).

          IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement, to be effective as of the date and year first above written.

Bayou City Exploration, Inc.


By: /s/ Morris T. Hewitt
    ---------------------------------
Name: Morris T. Hewitt
Title: President
Date: 9-30-05

Address for Notice Purposes:

10777 Westheimer
Houston, Texas 77042
Phone: 832-358-3900

EMPLOYEE


/s/ Norman G. Haisler, Jr.
-------------------------------------
Name: Norman G. Haisler, Jr.
Date: 9-30-05

Address for Notice Purposes:
22206 Treesdale Lane
Katy, Texas 77450

                                  SCHEDULE "A"

                                  COMPENSATION

1. BASE SALARY: $9,000.00 per month, less all applicable withholdings, paid in accordance with the Company's regular payroll practices.

2.   STOCK OPTIONS:

     (a) Within 30 days of the completion by Employee of any 12-month term under the Agreement, the Company shall grant to Employee the right and option to purchase up to 10,000 shares of common stock of the Company at an exercise price of 50 cents per share, which stock option shall be fully vested upon assignment. Stock options granted under this Agreement shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended.

     (b) If Employee's employment is terminated for "cause" as defined in the Agreement at any time during any 12-month term under this Agreement, then no such assignment of stock options shall be made for the 12-month term in which Employee's employment is terminated. If Employee's employment is terminated without cause, then the Company shall assign Employee stock options in accordance with the terms of subsection 2.(a) above for the 12-month term in which Employee's employment is terminated. Anything herein to the contrary notwithstanding, the otherwise unexpired portion of any option shall expire and become null and void no later than upon the first to occur of: (i) the expiration of 10 years from the date such option was granted, (ii) the expiration of ninety (90) days from the date of the termination of the Employee's employment or service with the Company for any reason other than death or disability, or (iii) the expiration of one year from the date of the termination of the Employee's employment or service with the Company by reason of death or disability. Anything herein to the contrary notwithstanding, the otherwise unexpired portion of any option granted hereunder shall expire and become null and void immediately upon Employee's termination of employment or service with the Company by reason of Employee's fraud, dishonesty or performance of other acts detrimental to the Company.

     (c) In the event the Company requests Employee to continue employment for up to 90 days after either party provides written notice to the other that such party elects not to extend the term of Employee's employment as provided in Section 1 of the Agreement, the terms of subsection 2.(b) shall not apply with respect to Employee's continued employment, and Employee shall not be entitled to receive any stock options as a result of such additional period of employment or the termination or expiration thereof.

3. BENEFITS: Employee and his dependents shall be eligible for coverage under any healthcare plan which the Company offers to similarly situated employees on the same terms and conditions as offered to such other employees. Employee shall be entitled to take up to three (3) weeks' paid vacation during any 12-month term under the Agreement, the scheduling of which shall be subject to the operational needs and requirements of the Company as determined by the Company in its sole discretion. Vacation days not taken in a 12-month term shall not carry over to the next 12-month term. Employee shall be entitled to all other benefits provided by the Company for the position described in Section 2 of the Agreement.

BAYOU CITY EXPLORATION, INC.            NORMAN G. HAISLER, JR.


By: /s/ Morris T. Hewitt                /s/ Norman G. Haisler, Jr.
    ---------------------------------   ----------------------------------------
Name: Morris T. Hewitt                  Date: 9-30-05
Title: President
Date: 9-30-05


                                        2